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                                                                  Exhibit 10-BG


OLIVER G. RICHARD III
Chairman, President and
Chief Executive Officer


March 31, 1997

Raymond R. Kaskel
6621 Rutgers
Houston TX 77005

Dear Ray:

I am very pleased that you are considering our offer to join the Columbia Gas System Service Corporation. I firmly believe that you will be a highly successful member of our senior management team and will bring the skills necessary to grow the energy supply segment of Columbia profitably and to add significant value for our shareholders.

This letter will formally confirm the offer of employment extended to you. You are being offered the position of Senior Vice President of the Columbia Gas System Service Corporation with full P&L responsibility for Columbia Natural Resources, TriStar Ventures, Commonwealth Propane, Columbia Propane and the Liquefied Natural Gas businesses. You will be reporting directly to me and will be a participant in Columbia's Executive Compensation Program.

EXECUTIVE COMPENSATION PROGRAM

As a participant in the Executive Compensation Program you will have a starting base salary of $280,000 and will participate in the annual cash incentive plan which is targeted, at your position level, at 60% of base pay. This program is tied directly to the overall financial (value added) performance measures of the System, the business you will manage and your individual performance. The actual cash payout can range from zero if performance is below threshold levels to 90% of base salary if performance reaches predetermined stretch levels. You will also be eligible for the Long Term-Stock Option feature of the Program which measures the Corporation's Total Shareholder Return against our peer group, that appears in the Columbia Gas System Inc. proxy. Under the program you will be eligible for 7,000 to a maximum of 12,000 nonqualified stock options. The actual number of stock options granted will be dependent upon Columbia's performance compared to that of the peer group and an assessment of your personal contributions. Columbia's performance must be above the 2nd quartile of the peer group for stock options to be awarded to any participant.

PERFORMANCE SHARE FEATURE

In addition to the Executive Compensation Program described above you will also participate in a performance share feature. This feature gives you the opportunity to earn a maximum award of up to 20,000 shares of Columbia Gas System common stock, depending on your level of achievement at the end of the designated five year performance period.

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Raymond R. Kaskel
March 31, 1997
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The predetermined performance measures to be used will be Total Operating
Income and Total Return On Invested Capital for all of the above mentioned subsidiaries for which you have P&L responsibility. The attached matrix outlines the levels of performance needed to generate specific common stock award payout. Performance achieved between the Threshold, Target and Stretch levels will be interpolated and the number of shares to be awarded will be calculated based upon actual results. No award will be paid for performance which falls below the Threshold level during the five year performance period.

The performance share feature allows for an early award payout if your performance reaches the Stretch level on both the Return On Invested Capital and Operating Income goals, as measured at the end of any fiscal year, prior to the end of the five year period. At that point any restrictions in regards to the performance share feature will be considered fulfilled. In this instance the maximum award of 20,000 shares would be fully earned.

OTHER TERMS

Any stock option awards that may be granted to you as a part of your compensation program will be subject to the terms and conditions applicable under The Columbia Gas System, Inc. Long Term Incentive Plan. A copy of the Plan has been included for your review.

Although your employment is terminable at will, in the event of your termination for any reason, with or without cause, prior to the end of the completion of the five year performance period, an assessment of your actual achievements to date in relationship to the financial measurements governing your performance share feature will be made. A prorata award (if applicable) will be made to you or your designated beneficiary if performance has met or exceeded the Threshold level at that time. This offer of employment shall not confer upon you any right to continue in the employment of the Columbia Gas System Inc or any of its subsidiary companies after your acceptance or offer any right Columbia or any of its subsidiaries may have to terminate your employment.

As part of your joining Columbia, we will provide a signing bonus of $75,000 payable at the end of your first year of employment with Columbia. We will also extend to you four weeks vacation annually, prorated for 1997. At your level of participation in the Executive Compensation Program, financial planning assistance and Columbia's full relocation program are included. The only contingency of this offer is your successful completion of our drug testing. You may begin work subsequent to your completion of our post-offer physical examination.


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Raymond R. Kaskel
March 31, 1997
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Ray, I am delighted at the prospect of you joining our Columbia Executive Team.
I would appreciate if you would sign a copy of this letter to acknowledge your acceptance. I look forward to receiving your response.

Sincerely,


/s/ Oliver G. Richard III
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Oliver G. Richard III
Chairman, President and Chief Executive Officer




Accepted:



         /s/Raymond R. Kaskel                                   March 31, 1997
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        Raymond R. Kaskel                                             Date